Exhibit 4.6

Microbot Medical Inc.

2020 Omnibus Performance Award Plan

ISO AWARD AGREEMENT

Microbot Medical Inc. (the “Corporation”), pursuant to the terms of the Microbot Medical Inc. 2020 Omnibus Performance Award Plan (the “Plan”) and the Incentive Stock Option Award attached to this ISO Award Agreement, hereby grants to the individual named below the option to purchase the number of shares of the Corporation’s Common Stock, also as is set forth below. The terms of this ISO Award Agreement are subject to all of the provisions of the Plan and the attached Incentive Stock Option Award, with such provisions being incorporated herein by reference.

1.	Date of Grant:

2.	Name of Participant:

3.	Number of Shares:	Shares of Common Stock

4.	Exercise Price:	per Share of Common Stock.

5.	Vesting of Options: [ADD APPENDIX CONTAINING PERFORMANCE VESTING PROVISIONS IF DESIRED]

Vesting Date	No. of Shares Vested

6.	Expiration Date:	[NO MORE THAN 10 YEARS FROM DATE OF GRANT]

The Participant acknowledges receipt of, and understands and agrees to be bound by all of the terms of, this ISO Award Agreement, the attached Incentive Stock Option Award and the Plan, and that the terms thereof supersede any and all other written or oral agreements between the Participant and the Corporation regarding the subject matter contained herein.

Microbot Medical Inc.	NAME OF PARTICIPANT:

By:
Title:	Date:
Date:

INCENTIVE STOCK OPTION AWARD

THIS AGREEMENT (the “Agreement”) made as of the grant date set forth in Section 1 of the ISO Award Agreement to which this Agreement is attached (the “Date of Grant”) between Microbot Medical Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), and the individual identified in Section 2 of the ISO Award Agreement to which this Agreement is attached (hereinafter referred to as the “Participant”).

W I T N E S S E T H:

WHEREAS, the Corporation desires, in connection with the employment of the Participant and in accordance with the Microbot Medical Inc. 2020 Omnibus Performance Award Plan (the “Plan”), to provide the Participant with an opportunity to acquire Common Stock of the Corporation on favorable terms and thereby increase his proprietary interest in the continued progress and success of the business of the Corporation;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein set forth and other good and valuable consideration, the Corporation and the Participant hereby agree as follows:

1. Confirmation of Grant of Option. Pursuant to a determination by the Committee, the Corporation, subject to the terms of the Plan, the ISO Award Agreement and this Agreement, hereby grants to the Participant as a matter of separate inducement and agreement, and in addition to and not in lieu of salary or other compensation for services, the right to purchase (hereinafter referred to as the “Option”) an aggregate number of shares of Common Stock as is set forth in Section 3 of the ISO Award Agreement to which this Agreement is attached, subject to adjustment as provided in the Plan (such shares, as adjusted, hereinafter being referred to as the “Shares”). The Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Exercise Price. The purchase price of shares of Common Stock covered by the Option will be the per share amount set forth in Section 4 of the ISO Award Agreement to which this Agreement is attached, at all times being not less than 100% of the Fair Market Value of one share of Common Stock on the Date of Grant, subject to adjustment as provided in the Plan.

3. Exercise of Option. The Option shall be exercisable on the terms and conditions hereinafter set forth:

(a) The Option shall become exercisable cumulatively as to the number of Shares originally subject thereto (after giving effect to any adjustment pursuant to the Plan), and on the dates, as set forth in Section 5 of the ISO Award Agreement to which this Agreement is attached. [INCLUDE REFERENCE TO PERFORMANCE VESTING IF APPROPRIATE]

(b) The Option may be exercised pursuant to the provisions of this Section 3, by notice and payment to the Corporation as provided in Sections 8 and 9 hereof.

4. Term of Option. The term of the Option shall be the period of time beginning on the Date of Grant as is set forth in Section 1 of the ISO Award Agreement to which this Agreement is attached and shall expire on the date set forth in Section 6 of the ISO Award Agreement to which this Agreement is attached, subject to earlier termination or cancellation as provided in this Agreement.

5. Non-transferability of Option. The Option shall not be assigned, transferred or otherwise disposed of, or pledged or hypothecated in any way, and shall not be subject to execution, attachment or other process, except as may be provided in the Plan. Any assignment, transfer, pledge, hypothecation or other disposition of the Option attempted contrary to the provisions of the Plan, or any levy of execution, attachment or other process attempted upon the Option, will be null and void and without effect. Any attempt to make any such assignment, transfer, pledge, hypothecation or other disposition of the Option will cause the Option to terminate immediately upon the happening of any such event; provided, however, that any such termination of the Option under the foregoing provisions of this Section 5 will not prejudice any rights or remedies which the Corporation or any Affiliate may have under this Agreement or otherwise.

6. Exercise Upon Termination of Service. (a) If the Participant at any time incurs a Termination of Service (i) by reason of his discharge for Cause or (ii) due to his voluntary Termination of Service [without the written consent of the Committee][in the absence of Good Reason], the Option shall, at the time of such Termination of Service, terminate and the Participant shall forfeit all rights hereunder. If, however, the Participant [for any other reason] (other than Disability or death) incurs a Termination of Service [on or after the first date upon which he would have been entitled to exercise the Option under the provisions of Section 3 hereof] , the Option may be exercised by the Participant [with respect to all or any part of the shares of Common Stock as to which the Participant had not exercised the Option at the time of his Termination of Service (regardless of whether the Option was fully exercisable at such time)] [(to the same extent the Participant would have been entitled under Section 3 hereof to exercise the Option immediately prior to his Termination of Service)], at any time within [________days/months] [NO LATER THAN 3 MONTHS] after such Termination of Service, at the end of which period the Option, to the extent not then exercised, shall terminate and the Participant shall forfeit all rights hereunder, even if the Participant subsequently returns to the Service of the Corporation or any Affiliate. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

(b) The Option shall not be affected by any change of duties or position of the Participant so long as he continues to be in full-time Service of the Corporation or of any Affiliate thereof. If the Participant is granted a temporary leave of absence of 90 days or less, such leave of absence shall be deemed a continuation of his Service by the Corporation or of any Affiliate thereof for the purposes of this Agreement, but only if and so long as the corporation consents thereto.

7. Exercise Upon Death or Disability. (a) If the Participant dies while he is in the Service of the Corporation or by any Affiliate, [and on or after the first date upon which he would have been entitled to exercise the Option under the provisions of Section 3 hereof], the Option may be exercised by the estate of the Participant (or by the person or persons who acquire the right to exercise the Option by written designation of the Participant) [with respect to all or any part of the shares of Common Stock as to which the deceased Participant had not exercised the Option at the time of his death (regardless of whether the Option was fully exercisable at such time)] [(to the same extent the Participant would have been entitled under Section 3 hereof to exercise the Option immediately prior to his death)], at any time within [________ days/months/years] after the death of the Participant, at the end of which period the Option, to the extent not then exercised, shall terminate and the estate or other beneficiaries shall forfeit all rights hereunder. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

(b) In the event that the Participant incurs a Termination of Service by reason of the Disability of the Participant [and on or after the first date upon which he would have been entitled to exercise the Option under the provisions of Section 3 hereof], the Option may be exercised by the Participant [with respect to all or any part of the shares of Common Stock as to which he had not exercised the Option at the time of his Disability (regardless of whether the Option was fully exercisable at such time)] [(to the same extent the Participant would have been entitled under Section 3 hereof to exercise the Option immediately prior to his employment termination due to Disability)] within the period ending [________ days/months/years] [NO LATER THAN 1 YEAR] after the date of such Termination of Service, at the end of which period the Option, to the extent not then exercised, shall terminate and the Participant shall forfeit all rights hereunder even if the Participant subsequently returns to the Service of the Corporation or any Affiliate. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

8. Method of Exercise of Option. (a) Subject to the terms and conditions of this Agreement, the Option shall be exercisable by notice in the manner set forth in Exhibit “A” hereto (the “Notice”) and provision for payment to the Corporation in accordance with the procedure prescribed herein. Each such Notice shall:

(i) state the election to exercise the Option and the number of Shares with respect to which it is being exercised;

(ii) be signed by the Participant or the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Participant, be accompanied by proof, satisfactory to counsel to the Corporation, of the right of such other person or persons to exercise the Option;

(iii) include payment of the full purchase price for the shares of Common Stock to be purchased pursuant to such exercise of the Option; and

(iv) be received by the Corporation on or before the date of the expiration of this Option. In the event the date of expiration of this Option falls on a day which is not a regular business day at the Corporation’s executive office in [CITY/STATE] then such written Notice must be received at such office on or before the last regular business day prior to such date of expiration.

(b) Payment of the purchase price of any shares of Common Stock, in respect of which the Option shall be exercised, shall be made by the Participant or such person or persons at the place specified by the Corporation on the date the Notice is received by the Corporation (i) by delivering to the Corporation a certified or bank cashier’s check payable to the order of the Corporation, [(ii) by delivering to the Corporation properly endorsed certificates of shares of Common Stock (or certificates accompanied by an appropriate stock power) with signature guaranties by a bank or trust company, [(iii) by having withheld from the total number of shares of Common Stock to be acquired upon the exercise of this Option a specified number of such shares of Common Stock][ITEM (iii) WILL ADVERSELY AFFECT ISO STATUS], or (iv) by any combination of the foregoing.] [For purposes of the immediately preceding sentence, an exercise effected by the tender of Common Stock (or deemed to be effected by the tender of Common Stock) may only be consummated with Common Stock held by the Participant for a period of six (6) months or acquired by the Participant other than under the Plan (or a similar plan maintained by the Corporation).]

(c) The Option shall be deemed to have been exercised with respect to any particular shares of Common Stock if, and only if, the preceding provisions of this Section 8 and the provisions of Section 9 hereof shall have been complied with, in which event the Option shall be deemed to have been exercised on the date the Notice was received by the Corporation. Anything in this Agreement to the contrary notwithstanding, any Notice given pursuant to the provisions of this Section 8 shall be void and of no effect if all of the preceding provisions of this Section 8 and the provisions of Section 9 shall not have been complied with.

(d) The certificate or certificates for shares of Common Stock as to which the Option shall be exercised will be registered in the name of the Participant (or in the name of the Participant’s estate or other beneficiary if the Option is exercised after the Participant’s death), or if the Option is exercised by the Participant and if the Participant so requests in the notice exercising the Option, will be registered in the name of the Participant and another person jointly, with right of survivorship and will be delivered as soon as practical after the date the Notice is received by the Corporation (accompanied by full payment of the exercise price), but only upon compliance with all of the provisions of this Agreement.

(e) If the Participant fails to accept delivery of and pay for all or any part of the number of Shares specified in such Notice, his right to exercise the Option with respect to such undelivered Shares may be terminated in the sole discretion of the Committee. The Option may be exercised only with respect to full Shares.

9. Approval of Counsel. The exercise of the Option and the issuance and delivery of shares of Common Stock pursuant thereto shall be subject to approval by the Corporation’s counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the requirements of any stock exchange or automated trading medium upon which the Common Stock may then be listed or traded.

10. Reservation of Shares. The Corporation shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

11. Limitation of Action. The Participant and the Corporation each acknowledges that every right of action accruing to him or it, as the case may be, and arising out of or in connection with this Agreement against the Corporation or an Affiliate, on the one hand, or against the Participant, on the other hand, shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

12. Benefits of Agreement. This Agreement shall inure to the benefit of the Corporation, the Participant and their respective heirs, executors, administrators, personal representatives, successors and permitted assignees.

13. Severability. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

14. Disposition of Shares. By accepting this Agreement, the Participant agrees that in the event he shall dispose (whether by sale, exchange, gift or any like transfer) of any shares of Common Stock of the Corporation (to the extent such shares are deemed to have been purchased pursuant to this incentive stock option) acquired by him pursuant hereto within two years of the Date of Grant of this Option or within one year after the acquisition of such shares pursuant hereto, he will notify the [OFFICER] of the Corporation no later than 15 days from the date of such disposition of such date or dates and the number of shares disposed of by him and the consideration received, if any, and, upon notification from the Corporation, promptly forward to the [OFFICER] of the Corporation any amount requested by the Corporation for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by any delay in making such payment) incurred by reason of such disposition.

15. Acknowledgment of Participant. The Participant represents and warrants that as of the Date of Grant of the Option, he does not own (within the meaning of Section 422(b)(6) of the Code) shares possessing more THAN 10% of the total combined voting power of all classes of shares of the Corporation or of any Affiliate.

16. Service. Nothing contained in this Agreement shall be construed as (a) a contract of employment between the Participant and the Corporation or any Affiliate, (b) a right of the Participant to be continued in the Service of the Corporation or of any Affiliate, or (c) a limitation of the right of the Corporation or of any Affiliate to discharge the Participant at any time, with or without cause (subject to any applicable employment agreement).

17. Definitions. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

18. Incorporation of Terms of Plan. This Agreement shall be interpreted under, and subject to, all of the terms and provisions of the Plan, which are incorporated herein by reference. In the event of any inconsistencies between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.

19. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall apply against any party.

20. Injunctive Relief. The restrictions set forth in this Agreement are necessary for the protection of the business and goodwill of the Corporation and are considered by the Participant to be reasonable for such purpose. The Participant agrees that any breach by the Participant of any term set forth under this Agreement is likely to cause the Corporation substantial and irrevocable damage and, therefore, any such breach shall entitle the Corporation, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach, threatened breach, alleged breach or alleged threatened breach. The Parties hereto understand and intend that each restriction set forth herein shall be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any other restriction, will not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. The Participant hereby acknowledges that he is fully cognizant of the restrictions imposed upon him pursuant to the terms of this Agreement.

BY WAY OF THEIR EXECUTION OF THE ISO AWARD AGREEMENT TO WHICH THIS AGREEMENT IS ATTACHED, the Corporation and the Participant (and each and every one of their heirs, successors and assigns) agree to be bound by each and every one of the terms set forth in this Agreement.

EXHIBIT A

INCENTIVE OPTION EXERCISE FORM

[DATE]

Microbot Medical Inc.

[Address]

[City, State and Zip Code]

Attention: [OFFICER]

Dear Sirs:

Pursuant to the provisions of the Incentive Stock Option Award and related ISO Award Agreement dated [          ] (collectively, the “Agreement”), whereby you have granted to me an Incentive Stock Option (the “Option”) to purchase up to [        ] shares of the Common Stock of Microbot Medical Inc. (the “Corporation”) subject to the terms of the Agreement, I hereby notify you that I elect to exercise my option to purchase [       ] of the shares of Common Stock covered by such Option at the [$___] per share price specified therein. In full payment of the price for the shares being purchased hereby, I am delivering to you herewith (i) certified or bank cashier’s check payable to the order of the Corporation in the amount of $____________, or (ii) a certificate or certificates for [      ] shares of Common Stock of the Corporation, and which have a fair market value as of the date hereof of $___________, [and a certified or bank cashier’s check, payable to the order of the Corporation, in the amount of $________________]. Any such stock certificate or certificates are endorsed, or accompanied by an appropriate stock power, to the order of the Corporation, with my signature guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange. [I hereby acknowledge that I am purchasing these shares for investment purposes only and not for resale in violation of any federal or state securities laws.]

Very truly yours,

[Address]
(For notices, reports, dividend checks and other communications to stockholders.)

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